Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces First Quarter 2023 Results

Dunmore, Pa., April 28, 2023/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), (collectively, "FNCB") today reported net income of $2.7 million, or $0.14 per basic and diluted share, for the three months ended March 31, 2023, a decrease of $1.7 million, or 38.8%, compared to $4.4 million, or $0.22 per share for the same period of 2022. Lower net interest income and non-interest income, coupled with increases in non-interest expense, were the primary factors leading to the reduction in first quarter 2023 earnings. For the three months ended March 31, 2023, the annualized return on average assets and return on average equity was 0.62% and 8.84%, respectively, compared to 1.08% and 11.31%, respectively, for the same period of 2022.  FNCB declared and paid dividends to shareholders of common stock of $0.090 per share for the first quarter of 2023, a 20.0% increase, compared to $0.075 per share for the first quarter of 2022.

First quarter 2023 performance:

●	First quarter net income was $2.7 million, or $0.14 per share, compared to $4.4 million, or $0.22 per share for the first quarter of 2022;
●	Yield on earning assets (FTE) increased 100 basis points to 4.45% for the first quarter of 2023 from 3.45% for the same quarter of 2022, and improved 22 basis points on a linked-quarter basis from 4.23% for the fourth quarter of 2022;
●	Cost of funds increased 201 basis points to 2.15% from 0.14% comparing the first quarters of 2023 and 2022, and increased 96 basis points on a linked-quarter basis from 1.19% for the fourth quarter of 2022;
●	Net interest margin (FTE) contracted 57 basis points to 2.78% for the first quarter of 2023, compared to 3.35% for the same period of 2022, and contracted 54 basis points on a linked-quarter basis from 3.32% for the fourth quarter of 2022;
●	Efficiency ratio was 67.69% for the first quarter of 2023 compared to 58.12% for the first quarter of 2022.

Summary financial position at March 31, 2023 as compared to December 31, 2022:

●	Total assets increased $64.0 million, or 3.7%, to $1.809 billion at March 31, 2023 from $1.746 billion at December 31, 2022;
●	Net loans and leases increased $41.4 million, or 3.3%, to $1.152 billion at March 31, 2023 from $1.110 billion at December 31, 2022;
●	Total deposits increased $42.7 million, or 3.0% to $1.463 billion at March 31,2023 from $1.421 billion at December 31, 2022;
●	Non-performing loans as a percentage of total loans improved to 0.23% at March 31, 2023 from 0.25% at December 31, 2022;
●	The Bank was well capitalized with total risk-based capital and leverage ratios of 12.97% and 8.96%, respectively, at March 31, 2023, and 13.10% and 8.77%, respectively, at December 31, 2022.

"The rapid rise in interest rates impacted FNCB's first quarter profitability as we have started to experience some margin and spread compression," said FNCB President and CEO, Gerard A. Champi. "We remain laser-focused on effective and prudent balance sheet and funding cost management. We continue to believe that FNCB is well positioned with strong asset quality, ample liquidity sources and a solid tangible capital base. Additionally, FNCB's level of uninsured deposits, at approximately 25% of total deposits, is low compared to our peers. With these strong metrics, we believe FNCB will be able to successfully navigate the many challenges presented by the current economic environment," concluded Champi.

Summary Results

Net interest income on a tax-equivalent basis decreased $1.2 million, or 9.1%, to $11.8 million for the three months ended March 31, 2023, from $13.0 million for the comparable period of 2022, which was caused by an increase in interest expense, partially offset by an increase in tax-equivalent interest income. The increase in both interest expense and tax-equivalent interest income reflected the nine FOMC rate increases beginning March 17, 2022 through March 31, 2023. However, the velocity and magnitude of the actions, coupled with increasing market competition and rate-sensitivity of depositors, has resulted in an acceleration of funding costs over earning-asset yields, causing both margin and spread compression. FNCB's tax-equivalent net interest margin compressed 57 basis points to 2.78% for the first quarter of 2023 from 3.35% for the same quarter of 2022. Additionally, the net interest spread declined 101 basis points to 2.30% for the three months ended March 31, 2023, from 3.31% for the same three months of 2022. The reduction in margin and spread largely reflected the rapid increases in funding costs that outpaced the increase in yield on average earning assets, comparing the first quarters of 2023 and 2022. On a linked-quarter basis, the tax-equivalent net interest margin declined 54 basis points from 3.32%, and the net interest rate spread declined 74 basis points from 3.01%, for the fourth quarter of 2022. Interest expense increased $6.7 million, to $7.1 million for the first quarter of 2023 from $0.4 million for the same quarter of 2022. The increase was largely caused by higher deposit and borrowing costs, coupled with greater reliance on higher-costing wholesale funding. FNCB's average deposit costs increased 148 basis points to 1.60% for the first quarter of 2023 compared to 0.12% for the same quarter of 2022, and increased 79 basis points on a linked-quarter basis from 0.81% for the fourth quarter of 2022. Average borrowed funds, specifically advances through the FHLB of Pittsburgh, increased $176.3 million to $223.7 million from $47.3 million comparing the three months ended March 31, 2023 and 2022, respectively. Moreover, the average cost of borrowed funds increased 417 basis points to 4.86% for the first quarter of 2023 from 0.69% for the same quarter of 2022.  Conversely, average interest-bearing deposits decreased $14.9 million, or 1.3%, to $1.097 billion from $1.112 billion, comparing the first quarters of 2023 and 2022, respectively, which was due primarily to cyclical trends of FNCB's municipal deposit customers. FNCB did experience some deposit migration from non-maturity deposits and non-interest-bearing deposits into time deposits, as customers are becoming increasingly rate-sensitive. Average interest-bearing demand deposits decreased $112.5 million, or 13.6%, to $714.0 million for the first quarter of 2023 compared to $826.5 million for the same quarter of 2022.  Additionally, non-interest-bearing demand deposits decreased $20.9 million, or 6.8%, to $288.0 million for the first quarter of 2023 from $308.9 million for the respective quarter of 2022. Conversely, average time deposits increased $95.0 million, or 65.7%, to $239.7 million for the three months ended March 31, 2023, from $144.7 million for the same three months of 2022, which reflected special certificate of deposit rate promotions during the first quarter. Tax-equivalent interest income increased $5.5 million, or 40.9%, to $18.9 million from $13.4 million comparing the first quarter of 2023 and 2022, respectively, which largely reflected higher earning-asset yields, coupled with an increase in average earning-asset volumes. The tax-equivalent yield on average earning assets increased 100 basis points to 4.45% for the three months ended March 31, 2023, from 3.45% for the same three months of 2022. Specifically, the tax-equivalent yield on the loan portfolio increased 108 basis points to 5.16% for the first quarter of 2023 from 4.08% for the same quarter of 2022. In addition, the tax-equivalent yield on the investment portfolio increased 58 basis points to 2.98% for the first quarter of 2023 from 2.40% for the same quarter of 2022. With regard to asset volumes, total average earning assets increased $144.3 million, or 9.3%, to $1.703 billion for the three months ended March 31, 2023, from $1.559 billion for the same three months of 2022. Specifically, average total loans and leases increased $136.6 million, or 13.7%, to $1.137 billion for the first quarter of 2023 from $1.000 billion for the same quarter of 2022, which was largely due to strong organic loan demand, the new commercial equipment finance product offering and the acquisition of third-party originated loan pools. In addition, total securities averaged $549.2 million for the first quarter of 2023, an increase of $8.1 million, or 1.5%, from $541.0 million for the first quarter of 2022.

For the three months ended March 31, 2023, non-interest income decreased $119 thousand, or 6.6%, to $1.7 million from $1.8 million for the three months ended March 31, 2022. The reduction in non-interest revenue was largely due to unrealized net losses recognized on equity securities, coupled with decreases in merchant services revenue and other income. Stock volatility in the financial service sector during first quarter of 2023 resulted in net unrealized losses of $508 thousand on equity securities of other financial institutions for the three months ended March 31, 2023, compared to $125 thousand in losses on equity securities recorded for the same quarter of 2022. Merchant services totaled $161 thousand for the first quarter of 2023, a decrease of $38 thousand, or 19.1%, from $199 thousand for the same three-month period of 2022. Other income decreased $106 thousand to $237 thousand for the first quarter of 2023 from $343 thousand for the respective quarter of 2022. These reductions were slightly offset by increases in net gains on the sale of available-for-sale debt securities that totaled $162 thousand for the three months ended March 31, 2023. There were no gains recognized on the sale of available-for-sale securities in the first quarter of 2022. In addition, BOLI income increased $52 thousand, or 36.0%, to $197 thousand for the three months ended March 31, 2023, from $145 thousand for the comparable period of 2022, due to the purchase of additional BOLI policies in 2022. While, loan-related fees, specifically servicing revenue, increased $62 thousand, or 108.5%, to $119 thousand, compared to $57 thousand for the same three months of 2022.

Non-interest expense increased $377 thousand, or 4.4%, to $8.9 million for the three months ended March 31, 2023, from $8.5 million for the three months ended March 31, 2022, which primarily reflected increases in salaries and employee benefits and other non-interest expenses. Salaries and employee benefits increased $737 thousand, or 15.8%, to $5.4 million for the first quarter of 2023 from $4.7 million for the same quarter of 2022, which primarily reflected higher full-time salaries and benefits associated with staff additions, in addition to increases in starting salaries and salary ranges, to stay competitive in attracting and retaining qualified staff. Comparing the three months ended March 31, 2023, and 2022, other operating expenses increased $253 thousand, or 28.8%, which was largely due to increases in correspondent bank charges and servicing costs associated with purchased loan pools. These increases were partially offset by decreases in the provision for unfunded commitments, occupancy and equipment expense, data processing expenses and professional fees.  During the first quarter of 2023, FNCB recorded a credit to the provision for unfunded commitments of $269 thousand, a decrease of $317 thousand, compared to a provision for unfunded commitments of $48 thousand for the comparable quarter of 2022. Occupancy and equipment expenses, decreased $27 thousand and $52 thousand, respectively, comparing the first three months of 2023 and 2022. Data processing expenses decreased $65 thousand, or 6.1%, to $1.0 million for the three months ended March 31, 2023, from $1.1 million for the same three-month period in 2022. Professional fees totaled $302 thousand, a $25 thousand, or 7.8% decrease from $327 thousand comparing the first quarters of 2023 and 2022, respectively.

Asset Quality

As of January 1, 2023, FNCB adopted ASU 2016-13, commonly referred to as Current Expected Credit Losses ("CECL"), which requires financial assets (or a group of financial assets) to be measured at amortized cost basis and to be presented at the net amount expected to be collected, which will replace the current loss impairment methodology under GAAP. In applying the modified-retrospective method upon adoption of CECL, FNCB recorded the following adjustments on January 1, 2023, a decrease to the allowance for currently losses ("ACL") of $2.6 million, a decrease to deferred tax assets of $287 thousand, an increase to the reserve for unfunded commitments of $1.3 million, and an increase to retained earnings of $1.1 million.

FNCB's asset quality remained favorable through the first quarter of 2023, as total non-performing loans decreased $0.1 million, or 4.1%, to $2.7 million at March 31, 2023, representing 0.23% of total loans and leases, at March 31, 2023, from $2.8 million, or 0.25% of total loans and leases, at December 31, 2022. Year-over-year, non-performing loans decreased $1.2 million, or 31.3%, from $3.9 million, or 0.37% of total loans, at March 31, 2022. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) decreased to 0.40% at March 31, 2023, compared to 0.45% at December 31, 2022, and 0.55% at March 31, 2022. FNCB recorded a provision for credit losses of $975 thousand for the first quarter of 2022 compared to a provision of $759 thousand for the same quarter of 2022. The increase was primarily attributable to increases in loan and lease volumes. The allowance for credit losses was $12.3 million, or 1.06% of total loans and leases, at March 31, 2023, which included a $2.6 million adjustment to the ACL on loans, related to the adoption of CECL, as mentioned above. At December 31, 2022, allowance for loan and lease losses was $14.2 million, or 1.26% of total loans and leases.

Financial Condition

Total assets increased $64.0 million, or 3.7%, to $1.809 billion at March 31, 2023, from $1.746 billion at December 31, 2022. The change in total assets primarily reflected increases in loans and leases, net of the ACL, and cash and cash equivalents, partially offset by decreases in available-for-sale debt securities. Loans and leases, net of the ACL, increased $41.4 million, or 3.3%, to $1.152 billion at March 31, 2023, from $1.110 billion at December 31, 2022. Increases were experienced across the commercial and industrial and state and political subdivision loans, which primarily reflected commercial equipment financing originations. Cash and cash equivalents increased $27.7 million, or 66.0%, to $69.6 million at March 31, 2023, from $41.9 million at December 31, 2022. While, available-for-sale debt securities decreased $3.0 million, or 0.6%, to $473.0 million at March 31, 2023, from $476.0 million at December 31, 2022. Total deposits increased $42.7 million, or 3.0%, to $1.463 billion at March 31, 2023, from $1.421 billion at December 31, 2022. Following destabilization in the financial services industry, FNCB secured liquidity through the brokered deposit market. Additionally, FNCB experienced migration from non-maturity deposits, non-interest-bearing and interest-bearing demand and savings deposits, into time deposits due to several certificate of deposit rate-specials offered. Total non-maturity deposits decreased $158.4 million, or 12.5%, to $1.104 billion at March 31, 2023 from $1.263 billion at December 31, 2022. Total time deposits increased $201.1 million, or 127.4%, to $359.0 million at the end of the first quarter of 2023 from $157.9 million at December 31, 2022. Included in time deposits at March 31, 2023 were brokered deposits of $141.9 million, an increase of $118.0 million from $23.9 million at December 31, 2022. Total borrowed funds increased $14.3 million to $196.7 million at March 31, 2023, from $172.0 million at December 31, 2022, which was entirely due to additional advances through the FHLB of Pittsburgh.

Total shareholders’ equity increased $7.6 million, or 6.3%, to $126.5 million at March 31, 2023, from $118.9 million at December 31, 2022. The increase in capital was primarily due to market value appreciation of FNCB's available-for-sale debt securities, net of deferred taxes, which resulted in a $5.4 million decrease in the accumulated other comprehensive loss to $42.6 million at March 31, 2023, compared to an accumulated other comprehensive loss of $48.0 million at December 31, 2022.  Also impacting capital was net income of $2.7 million for the three months ended March 31, 2023, partially offset by $1.8 million in dividends declared and paid for the three months ended March 31, 2023. Tangible book value was $6.43 per share at March 31, 2023, compared to $6.04 per share at December 31, 2022, reflecting the increase in fair value of available-for-sale securities. FNCB Bank was considered well capitalized with total risk-based capital and Tier 1 leverage ratios of 12.97% and 8.96%, respectively, at March 31, 2023, and 13.10% and 8.77%, respectively, at December 31, 2022.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 113 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, including statements with respect to new product offerings, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s allowance for credit losses ("ACL") is not sufficient to absorb actual losses or if increases to the ACL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is caused by a credit-related event could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release. Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2022.

FNCB Bancorp, Inc.
Selected Financial Data

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2023	2022	2022	2022	2022
Per share data:
Net income (fully diluted)	$0.14	$0.24	$0.28	$0.29	$0.22
Cash dividends declared	$0.090	$0.090	$0.090	$0.075	$0.075
Book value	$6.43	$6.04	$5.67	$6.38	$7.03
Tangible book value	$6.43	$6.04	$5.67	$6.38	$7.03
Market value:
High	$9.00	$8.70	$8.65	$10.02	$10.15
Low	$6.09	$7.34	$7.49	$7.36	$8.67
Close	$6.20	$8.21	$7.51	$8.00	$9.49
Common shares outstanding	19,683,873	19,681,644	19,680,474	19,675,557	19,683,671

Selected ratios:
Annualized return on average assets	0.62%	1.13%	1.26%	1.37%	1.08%
Annualized return on average shareholders' equity	8.84%	17.40%	16.95%	17.57%	11.31%
Efficiency ratio	67.69%	59.37%	54.88%	53.35%	58.12%
Tier I leverage ratio (FNCB Bank)	8.96%	8.77%	9.38%	9.32%	9.30%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	12.97%	13.10%	14.16%	13.90%	14.10%
Average shareholders' equity to average total assets	6.96%	6.50%	7.44%	7.80%	9.54%
Yield on earning assets (FTE)	4.45%	4.23%	3.87%	3.58%	3.45%
Cost of funds	2.15%	1.19%	0.59%	0.22%	0.14%
Net interest spread (FTE)	2.30%	3.04%	3.28%	3.36%	3.31%
Net interest margin (FTE)	2.78%	3.32%	3.43%	3.42%	3.35%
Total delinquent loans/total loans	0.40%	0.44%	0.43%	0.39%	0.55%
Allowance for loan and lease losses/total loans	1.06%	1.26%	1.24%	1.23%	1.27%
Non-performing loans/total loans	0.23%	0.25%	0.25%	0.26%	0.37%
Annualized net charge-offs (recoveries) /average loans	0.09%	0.09%	0.03%	(0.07%)	0.02%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Three Months Ended
	March 31,
(in thousands, except share data)	2023	2022
Interest income
Interest and fees on loans and leases	$14,565	$10,102
Interest and dividends on securities:
Taxable	3,077	2,390
Tax-exempt	587	612
Dividends	273	78
Total interest and dividends on securities	3,937	3,080
Interest on interest-bearing deposits in other banks	177	7
Total interest income	18,679	13,189
Interest expense
Interest on deposits	4,377	324
Interest on borrowed funds
Federal Home Loan Bank of Pittsburgh advances	2,551	31
Junior subordinated debentures	166	51
Total interest on borrowed funds	2,717	82
Total interest expense	7,094	406
Net interest income before provision for credit losses	11,585	12,783
Provision for credit losses	975	759
Net interest income after provision for credit losses	10,610	12,024
Non-interest income
Deposit service charges	1,064	1,050
Net gain on the sale of available-for-sale debt securities	162	-
Net (loss) gain on equity securities	(508)	(125)
Net gain on the sale of mortgage loans held for sale	1	0
Loan-related fees	119	57
Income from bank-owned life insurance	197	145
Merchant services revenue	161	199
Wealth management services revenue	238	121
Other	237	343
Total non-interest income	1,671	1,790
Non-interest expense
Salaries and employee benefits	5,395	4,658
Occupancy expense	521	548
Equipment expense	272	324
Advertising expense	209	132
Data processing expense	998	1,063
Regulatory assessments	213	225
Bank shares tax	149	341
Professional fees	302	327
(Credit) provision for unfunded commitments	(269)	48
Other operating expenses	1,131	878
Total non-interest expense	8,921	8,544
Income before income taxes	3,360	5,270
Income tax expense	697	917
Net income	$2,663	$4,353

Income per share
Basic	$0.14	$0.22
Diluted	$0.14	$0.22

Cash dividends declared per common share	$0.090	$0.075
Weighted average number of shares outstanding:
Basic	19,682,357	19,935,288
Diluted	19,690,859	19,972,113

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands, except share data)	2023	2022	2022	2022	2022
Interest income
Interest and fees on loans and leases	$14,565	$13,721	$12,270	$11,100	$10,102
Interest and dividends on securities
Taxable	3,077	2,856	2,633	2,402	2,390
Tax-exempt	587	701	691	658	612
Dividends	273	196	163	112	78
Total interest and dividends on securities	3,937	3,753	3,487	3,172	3,080
Interest on interest-bearing deposits in other banks	177	57	19	8	7
Total interest income	18,679	17,531	15,776	14,280	13,189
Interest expense
Interest on deposits	4,377	2,299	1,001	346	324
Interest on borrowed funds
Federal Reserve Bank Discount Window advances	-	3	-	-	-
Federal Home Loan Bank of Pittsburgh advances	2,551	1,392	736	242	31
Junior subordinated debentures	166	138	99	70	51
Total interest on borrowed funds	2,717	1,533	835	312	82
Total interest expense	7,094	3,832	1,836	658	406
Net interest income before provision for credit losses	11,585	13,699	13,940	13,622	12,783
Provision for credit losses	975	628	513	62	759
Net interest income after provision for credit losses	10,610	13,071	13,427	13,560	12,024
Non-interest income
Deposit service charges	1,064	1,167	1,133	1,065	1,050
Net gain (loss) on the sale of available-for-sale debt securities	162	(188)	-	(35)	-
Net (loss) gain on equity securities	(508)	87	86	(82)	(125)
Net gain on the sale of mortgage loans held for sale	1	82	91	32	-
Loan-related fees	119	82	54	50	57
Income from bank-owned life insurance	197	168	200	197	145
Bank-owned life insurance settlement	-	273	-	-	-
Merchant services revenue	161	168	173	172	199
Wealth management services revenue	238	218	109	115	121
Other	237	336	295	143	343
Total non-interest income	1,671	2,393	2,141	1,657	1,790
Non-interest expense
Salaries and employee benefits	5,395	5,525	4,581	4,519	4,658
Occupancy expense	521	581	517	447	548
Equipment expense	272	341	314	316	324
Advertising expense	209	240	202	227	132
Data processing expense	998	981	974	1,009	1,063
Regulatory assessments	213	160	230	196	225
Bank shares tax	149	(176)	375	375	341
Professional fees	302	436	297	213	327
(Credit) provision for unfunded commitments	(269)	(95)	338	75	48
Other operating expenses	1,131	1,673	1,204	855	878
Total non-interest expense	8,921	9,666	9,032	8,232	8,544
Income before income taxes	3,360	5,798	6,536	6,985	5,270
Income tax expense	697	879	1,101	1,247	917
Net income	$2,663	$4,919	$5,435	$5,738	$4,353

Income per share
Basic	$0.14	$0.25	$0.28	$0.29	$0.22
Diluted	$0.14	$0.24	$0.28	$0.29	$0.22

Cash dividends declared per common share	$0.090	$0.090	$0.090	$0.075	$0.075
Weighted average number of shares outstanding:
Basic	19,682,357	19,681,437	19,687,766	19,677,109	19,935,288
Diluted	19,690,859	19,690,676	19,697,047	19,694,125	19,972,113

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands)	2023	2022	2022	2022	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$20,418	$26,588	$29,231	$23,355	$19,383
Interest-bearing deposits in other banks	49,153	15,328	4,896	4,037	4,719
Total cash and cash equivalents	69,571	41,916	34,127	27,392	24,102
Available-for-sale debt securities	473,119	476,091	472,451	495,604	514,133
Equity securities, at fair value	7,369	7,717	5,496	5,307	5,018
Restricted stock, at cost	8,482	8,545	4,838	5,787	4,020
Loans held for sale	-	60	248	667	-
Loans and leases, net of deferred loan fees and costs and unearned income	1,163,789	1,124,317	1,111,230	1,088,748	1,036,400
Allowance for credit losses	(12,279)	(14,193)	(13,819)	(13,381)	(13,129)
Net loans and leases	1,151,510	1,110,124	1,097,411	1,075,367	1,023,271
Bank premises and equipment, net	15,316	15,616	15,526	15,619	15,895
Accrued interest receivable	6,143	5,957	5,629	5,103	4,870
Bank-owned life insurance	36,696	36,499	37,036	36,836	36,639
Other assets	41,275	43,005	31,754	25,403	21,602
Total assets	$1,809,481	$1,745,530	$1,704,516	$1,693,085	$1,649,550

Liabilities
Deposits:
Demand (non-interest-bearing)	$281,114	$305,850	$320,879	$317,725	$317,541
Interest-bearing	1,182,192	1,114,797	1,181,747	1,109,219	1,094,052
Total deposits	1,463,306	1,420,647	1,502,626	1,426,944	1,411,593
Borrowed funds	196,648	182,360	76,010	128,360	87,260
Accrued interest payable	848	171	101	85	57
Other liabilities	22,185	23,403	14,187	12,184	12,251
Total liabilities	1,682,987	1,626,581	1,592,924	1,567,573	1,511,161

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,604	24,602	24,600	24,594	24,604
Additional paid-in capital	77,636	77,502	77,381	77,233	77,642
Retained earnings	66,834	64,873	61,737	58,085	53,834
Accumulated other comprehensive income	(42,580)	(48,028)	(52,126)	(34,400)	(17,691)
Total shareholders' equity	126,494	118,949	111,592	125,512	138,389
Total liabilities and shareholders’ equity	$1,809,481	$1,745,530	$1,704,516	$1,693,085	$1,649,550

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(dollars in thousands)	2023	2022	2022	2022	2022
Interest income
Loans and leases:
Loans and leases - taxable	$14,145	$13,328	$11,870	$10,743	$9,755
Loans and leases - tax-free	532	498	506	452	439
Total loans	14,677	13,826	12,376	11,195	10,194
Securities:
Securities, taxable	3,350	3,052	2,796	2,514	2,468
Securities, tax-free	743	888	875	833	775
Total interest and dividends on securities	4,093	3,940	3,671	3,347	3,243
Interest-bearing deposits in other banks	177	57	19	8	7
Total interest income	18,947	17,823	16,066	14,550	13,444
Interest expense
Deposits	4,377	2,299	1,001	346	324
Borrowed funds	2,717	1,533	835	312	82
Total interest expense	7,094	3,832	1,836	658	406
Net interest income	$11,853	$13,991	$14,230	$13,892	$13,038

Average balances
Earning assets:
Loans and leases:
Loans and leases - taxable	$1,082,830	$1,069,260	$1,045,474	$1,013,899	$946,201
Loans and leases - tax-free	54,045	56,064	57,099	53,471	54,096
Total loans	1,136,875	1,125,324	1,102,573	1,067,370	1,000,297
Securities:
Securities, taxable	449,351	439,998	438,339	442,998	437,955
Securities, tax-free	99,836	114,128	113,629	109,948	103,086
Total securities	549,187	554,126	551,968	552,946	541,041
Interest-bearing deposits in other banks	17,068	6,185	4,634	4,488	17,464
Total interest-earning assets	1,703,130	1,685,635	1,659,175	1,624,804	1,558,802
Non-earning assets	51,930	39,355	51,847	55,303	78,394
Total assets	$1,755,060	$1,724,990	$1,711,022	$1,680,107	$1,637,196
Interest-bearing liabilities:
Deposits	$1,096,758	$1,138,817	$1,118,909	$1,101,947	$1,111,671
Borrowed funds	223,694	144,995	130,481	113,932	47,346
Total interest-bearing liabilities	1,320,452	1,283,812	1,249,390	1,215,879	1,159,017
Demand deposits	287,975	309,372	318,656	319,505	308,830
Other liabilities	24,487	19,659	15,742	13,730	13,234
Shareholders' equity	122,146	112,147	127,234	130,993	156,115
Total liabilities and shareholders' equity	$1,755,060	$1,724,990	$1,711,022	$1,680,107	$1,637,196

Yield/Cost
Earning assets:
Loans and leases:
Interest and fees on loans and leases - taxable	5.23%	4.99%	4.54%	4.24%	4.12%
Interest and fees on loans and leases - tax-free	3.94%	3.56%	3.54%	3.38%	3.25%
Total loans	5.16%	4.91%	4.49%	4.20%	4.08%
Securities:
Securities, taxable	2.98%	2.77%	2.55%	2.27%	2.25%
Securities, tax-free	2.98%	3.11%	3.08%	3.03%	3.01%
Total securities	2.98%	2.84%	2.66%	2.42%	2.40%
Interest-bearing deposits in other banks	4.15%	3.69%	1.64%	0.71%	0.16%
Total earning assets	4.45%	4.23%	3.87%	3.58%	3.45%
Interest-bearing liabilities:
Interest on deposits	1.60%	0.81%	0.36%	0.13%	0.12%
Interest on borrowed funds	4.86%	4.23%	2.56%	1.10%	0.69%
Total interest-bearing liabilities	2.15%	1.19%	0.59%	0.22%	0.14%
Net interest spread	2.30%	3.04%	3.28%	3.36%	3.31%
Net interest margin	2.78%	3.32%	3.43%	3.42%	3.35%

FNCB Bancorp, Inc.
Asset Quality Data

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands)	2023	2022	2022	2022	2022
At period end
Non-accrual loans and leases	$2,601	$2,763	$2,654	$2,764	$3,864
Loans past due 90 days or more and still accruing	52	78	74	14	-
Total non-performing loans and leases	2,653	2,841	2,728	2,778	3,864
Other real estate owned (OREO)	-	-	228	228	228
Other non-performing assets	1,773	1,773	1,773	1,773	1,773
Total non-performing assets	$4,426	$4,614	$4,729	$4,779	$5,865

For the three months ended
Allowance for credit losses
Beginning balance, prior to adoption of ASU 2016-13	$14,193	$13,819	$13,381	$13,129	$12,416
Impact of ASU 2016-13	(2,636)	-	-	-	-
Loans and leases charged-off	776	497	411	303	95
Recoveries of charged-off loans and leases	523	243	336	493	49
Net charge-offs (recoveries)	253	254	75	(190)	46
Provision for credit losses	975	628	513	62	759
Ending balance	$12,279	$14,193	$13,819	$13,381	$13,129